Exhibit 99.14

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty”), dated as of January 2, 2024 is made jointly and severally by Scott A. Beck and Theresa M. Beck, residents of the State of Colorado and Scott A. Beck and Theresa M. Beck as trustees of the Pearl Street Trust, a trust formed in the State of Colorado (jointly and severally, individually and collectively, the “Guarantor”) to and for the benefit of Scott Evans and Susan Evans, as Trustees of the Evans Revocable Living Trust, a trust governed by the laws of Colorado (the “Evans Revocable Trust”), and Joy To the World Foundation, as Trustee of the Evans Family Charitable Trust, a trust governed by the laws of Colorado (the “Evans Charitable Trust” and together with the Evans Revocable Trust, the “Holder”).

RECITALS

A.
Holder and the Guarantor have entered into that certain Put Agreement dated as of the date hereof (the “Agreement”) whereby the Guarantor has agreed that the Holder of the Put Option Units may require the Guarantor to purchase all or any of the Put Option Units for the Put Price at any time during the Put Period upon exercise of the Put.
B.
Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.
C.
The Guarantor will derive material, substantial and direct benefit from the Holder entering into the Agreement.
D.
The Holder has relied on the statements and agreements contained herein in agreeing to purchase the Put Option Units.

AGREEMENTS

NOW, THEREFORE, intending to be legally bound, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenants and agrees for the benefit of the Holder and its permitted successors, endorsees, transferees, participants and assigns as follows:

1.
Guaranty. Guarantor absolutely, unconditionally and irrevocably, guarantees the full and prompt payment, in accordance with the terms and subject to the conditions of the Agreement, of the following to Holder and Holder’s permitted successors and assigns (collectively the “Guaranteed Obligations”): (a) the aggregate Put Price owing under the Agreement upon the Holder’s exercise of the Put and (b) the Catch Up Payment owing under the Agreement (if any).
2.
Payment of Amounts Owed. Subject to the terms and conditions of the Agreement, after exercise of the Put during the Put Period by Holder, Guarantor agrees to pay the Guaranteed Obligations within 10 business days following the date on which such amounts are due and payable in accordance with the terms and conditions of the Agreement. Subject to Section 14 but notwithstanding any other provision in this Guaranty, the Guarantor’s Guaranteed Obligations shall only be in the amount required to satisfy the Guaranteed Obligations that are not paid to Holder when due pursuant to the terms and subject to the conditions of the Agreement.
3.
Nature of Guaranty. This is an absolute, present and continuing guaranty of payment and not merely of collection. Guarantor agrees that this Guaranty may be enforced by the Holder without the

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necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Agreement through foreclosure or sale proceedings, or resorting to any other guaranties or remedies. This Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by Holder pursuant to the Agreement as a result of the insolvency, bankruptcy, dissolution, liquidation, or reorganization of the Guarantor.

4.
Certain Waivers by Guarantor.
(a)
To the fullest extent permitted by law, with respect to the Holder, Guarantor does hereby (i) waive notice of acceptance of this Guaranty by the Holder and any and all notices and demands of every kind which may be required to be given by any statute, rule or law; (ii) agree to refrain from asserting, until after repayment in full of such Holder’s Guaranteed Obligations, any defense (other than repayment in full of such Holder’s Guaranteed Obligations), right of set-off, right of recoupment or other Claim which Guarantor may have against the Holder; (iii) waive any and all rights Guarantor may have under any anti-deficiency statute or other similar protections; (iv) waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment until such Holder’s Guaranteed Obligations have been paid in full; (v) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability; (vi) waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect; (vii) waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of the Holder to file or enforce a Claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding; (viii) waive any defense based on an election of remedies by the Holder, whether or not such election may affect in any way the recourse, subrogation or other rights of Guarantor; and (ix) unconditionally and irrevocably waive any right to revoke this Guaranty and acknowledge that this Guaranty is continuing in nature and applies to all presently existing and future Guaranteed Obligations. Guarantor acknowledges that (A) Guarantor has received a copy of the Agreement, and (B) no representations of any kind whatsoever have been made by the Holder to induce Guarantor to execute and deliver this Guaranty. For purposes of this Section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, right of set-off or right of recoupment of any kind or nature against the Holder, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Holder in connection with the making, closing, administration, collection or enforcement by the Holder of the Guaranteed Obligations.
(b)
In addition to the foregoing, Guarantor hereby irrevocably waives any defenses (legal, equitable, or otherwise) to enforcement it may have (now or in the future) by reason of, and agrees that the Guaranteed Obligations secured by this Guaranty shall not be released, terminated, limited or discharged by reason of, the following: (i) any illegality or lack of validity or enforceability of any Guaranteed Obligation or the Agreement, or any related agreement or instrument; (ii) any change in the time, place or manner of payment of, or in any other term of, the Guaranteed Obligations, or any rescission, waiver, amendment or other modification of the Agreement or any other agreement; (iii) any taking, exchange, substitution, release, impairment or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Guaranteed Obligations;

(iv) any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations; (v) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (vi) any change or termination of the ownership or existence of the Guarantor or any other person, or any insolvency, bankruptcy or other similar proceeding affecting the Guarantor, any other person or their respective assets, or any resulting release or discharge of any Guaranteed Obligation;

(vii) the release or reduction of liability of Guarantor or other guarantor or surety with respect to the

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Guaranteed Obligations; and/or (viii) the failure of the Holder to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Agreement.

(c)
If this Guaranty is executed by more than one party constituting the Guarantor, it is specifically agreed that the Holder may enforce the provisions hereof with respect to one or more of such parties constituting the Guarantor without seeking to enforce the same as to all or any such parties. Each of the parties constituting the Guarantor hereby waives any requirement of joinder of all or any of the parties constituting the Guarantor in any suit or proceeding to enforce the provisions of this Guaranty. The liability hereunder of all parties constituting Guarantor shall be joint and several.
5.
Severability. The parties hereto intend and believe that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, then it is the intent of all parties hereto that such provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Holder under the remainder of this Guaranty shall continue in full force and effect.
6.
CHOICE OF LAW; CONSENT TO JURISDICTION. This Guaranty and any claims, controversy, dispute or cause of action based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of Delaware.
7.
Claims in Bankruptcy. In the event the automatic stay imposed by the applicable provisions of the U.S. Bankruptcy Code, as amended, or under any other applicable law, against the exercise of the rights and remedies otherwise available to creditors of the Guarantor or such applicable law is deemed by the court having jurisdiction to apply to Guarantor so that Guarantor is not permitted to pay the Holder the Guaranteed Obligations and/or the Holder may not immediately enforce the terms of this Guaranty or exercise such other rights and remedies against Guarantor as would otherwise be provided by law, the Holder shall immediately be entitled, and Guarantor hereby consents, to relief from such stay, and Guarantor hereby authorizes and directs the Holder to present this Guaranty to the applicable court to evidence this agreement and consent.
8.
Notices. All notices required or permitted hereunder shall be given and shall become effective as provided in the Agreement. All notices to Guarantor shall be addressed to Guarantor at the address provided on the signature page hereto, or to such other address provided from time to time by written notice to the Holder and the other parties hereto.
9.
Representations and Warranties. To induce the Holder to enter into the Agreement, Guarantor makes the following representations and warranties to the Holder set forth in this Section. Guarantor acknowledges that but for the truth and accuracy of the matters covered by the following representations and warranties, the Holder would not have agreed to enter into the Agreement.
(a)
the execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) any applicable law, order, rule, regulation, writ, injunction or decree now in effect of any governmental authority, or court having jurisdiction over Guarantor or (ii) any other contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty;
(b)
this Guaranty creates legal, valid, and binding obligations of Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the

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enforcement of creditors’ rights generally or by general equitable principles;
(c)
there is no action, proceeding, or investigation pending or, to the knowledge of Guarantor, threatened or affecting Guarantor, which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty. There are no judgments or orders for the payment of money rendered against Guarantor (not paid or fully covered by insurance and as to which the relevant insurance company has not expressly denied coverage) that have been undischarged for a period of ten (10) or more consecutive days and the enforcement of which is not stayed by reason of a pending appeal or otherwise. Guarantor is not in default under any agreements which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty; and
(d)
there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.
10.
Notices of Certain Financial Events. If Guarantor shall become insolvent or seek protection under insolvency laws or proceedings, or any application shall be made to have Guarantor declared bankrupt or insolvent, notice of such occurrence or event shall be promptly furnished to the Holder by Guarantor.
11.
Successors and Assigns. Guarantor shall not delegate or transfer any of Guarantor’s obligations under this Guaranty without the prior written consent of Holder, and any purported delegation or transfer in contravention of the foregoing shall be null and void. Subject to the foregoing, this Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of Holder and Holder’s permitted successors and assigns. If any party constituting Guarantor shall be a natural person, this Guaranty shall continue after such person's death, in which event this Guaranty shall be binding upon such person’s heirs, estate, and legal representatives.
12.
Construction. The titles of the paragraphs of this Guaranty are for convenience of reference only and are not to be considered in construing this Guaranty.
13.
Waiver. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
14.
Enforcement Costs. Guarantor hereby agrees to pay, on written demand by Holder, all reasonable costs incurred by Holder in collecting any amounts owed and payable under this Guaranty or enforcing or protecting Holder’s rights under this Guaranty, in each case whether or not legal proceedings are commenced. Such fees and expenses shall include, without limitation, reasonable attorneys’ fees, court fees, costs of pretrial, trial, and appellate proceedings, and the cost of collection.
15.
Amendment. No term or provision of this Guaranty may be waived, amended, supplemented or otherwise modified except by written instrument signed by the party against whom enforcement is sought and then, only to the extent expressly set forth in such writing.
16.
Counterparts. This Guaranty may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same

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instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.

[REMAINDER OF THE PAGE LEFT BLANK; SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, intending to be legally bound and intending that this Guaranty be executed under seal, Guarantor has caused this Guaranty to be executed the day and year first above mentioned.

GUARANTOR:

/s/ Scott Beck

Scott A. Beck

/s/ Theresa Beck

Theresa M. Beck

Pearl Street Trust

By: /s/ Scott Beck

Name: Scott A. Beck Title: Trustee

By: /s/ Theresa Beck

Name: Theresa M. Beck Title: Trustee

Address for notices to Guarantor:

831 Pearl Street

Boulder, CO 80302

Signature Page to Guaranty Agreement

Signature Page to Guaranty

Accepted and Agreed by Holder:

EVANS REVOCABLE LIVING TRUST

By: /s/ Scott Evans

Scott Evans, Trustee

By: /s/ Susan Evans

Susan Evans, Trustee

EVANS FAMILY CHARITABLE TRUST

By: Joy To the World Foundation, Trustee

By: /s/ V. William Moritz

Name: V. William Moritz

Title: Trustee